EXHIBIT 11.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


           We have issued our report dated September 24,1996 accompanying the financial statement of Kayne Anderson Small-Mid Cap Rising Dividends Fund, Kayne Anderson International Rising Dividends Fund, Kayne Anderson Intermediate Total Return Bond Fund, and Kayne Anderson Intermediate Tax Free Bond Fund, each a series of shares of Kayne Anderson Mutual Funds, which is incorporated by reference in Part B of Post-Effective Amendment No. 1 to this Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus.


                                              TAIT, WELLER & BAKER

Philadelphia, PA
October 7, 1996